Exhibit 99.2

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

Contacts	Financial: Stephen C. Forsyth 203-969-0666 ext. 425 stephen.forsyth@hexcel.com

Media: Michael W. Bacal 203-969-0666 ext. 426 michael.bacal@hexcel.com

HEXCEL CORPORATION ANNOUNCES CLOSING OF SECONDARY OFFERING OF SHARES BY INVESTORS PURSUANT TO REGISTRATION RIGHTS

STAMFORD, CT, March 15, 2006 – Hexcel Corporation (NYSE/PCX: HXL) today announced the closing of a secondary offering of 21,433,306 shares of common stock by certain of its stockholders. Hexcel has approximately 93 million shares outstanding.

All of the 21,433,306 shares were sold by stockholders of Hexcel. Approximately 12.8 million of the shares were sold by affiliates of The Goldman Sachs Group, Inc., which held approximately 15.2% of Hexcel’s outstanding common stock prior to the offering and now hold approximately 1.4% of Hexcel’s outstanding common stock. Approximately 8.6 million of the shares were sold by affiliates of Berkshire Partners LLC and Greenbriar Equity Group LLC, which together held approximately 10.2% of Hexcel’s outstanding common stock prior to the offering and now hold approximately 1.0% of Hexcel’s outstanding common stock. Up to an additional 2,143,331 shares may be sold if the underwriters exercise their option to purchase additional shares any time on or prior to April 8, 2006. Any shares sold pursuant to this option would be sold pro rata by the selling stockholders. All of the selling stockholders’ rights under their agreements with Hexcel, including the right to designate persons to serve on Hexcel’s Board of Directors, terminated upon the closing.

The joint book-running managers for the offering were Goldman, Sachs & Co. and Credit Suisse Securities (USA) LLC. Deutsche Bank Securities Inc. was lead manager and Bear, Stearns & Co. Inc., Jefferies Quarterdeck, a division of Jefferies & Company, Inc., Ryan, Beck & Co., Inc. and Wedbush Morgan Securities Inc. were co-managers in the offering.

This press release is neither an offer to sell nor the solicitation of an offer to buy the common stock, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such an offer, solicitation or sale is unlawful. Any offers of the common stock will be made only by means of a prospectus, copies of which may be obtained by contacting Goldman, Sachs & Co., 85 Broad Street, New York, NY 10004 (Tel: 866-471-2526) or Credit Suisse Securities (USA) LLC, One Madison  Avenue,  New  York,  NY  10010 (Tel: 212-325-2580).